Exhibit 99.2

JOINDER AGREEMENT

This JOINDER AGREEMENT (the “Joinder”) is dated as of July 26, 2016 by and among Starboard Value and Opportunity Master Fund Ltd, a Cayman Islands exempted company (“Starboard V&O Fund”), Starboard Value and Opportunity S LLC, a Delaware limited liability company, Starboard Value and Opportunity C LP, a Delaware limited partnership, Starboard Value LP, a Delaware limited partnership, Starboard Value GP LLC, a Delaware limited liability company, Starboard Principal Co LP, a Delaware limited partnership, Starboard Principal Co GP LLC, a Delaware limited liability company, Starboard Value R LP, a Delaware limited partnership, Starboard Value R GP LLC, a Delaware limited liability company, Jeffrey C. Smith, Mark R. Mitchell, Peter A. Feld, Gavin T. Molinelli, James P. Fogarty, John J. Delucca, Peter A. Lankau, and Mary K. Pendergast (collectively, the “Existing Members”) and Robert G. Savage and James L. Tyree (collectively, the “New Members”).

WHEREAS, the Existing Members are parties to that certain Amended and Restated Joint Filing and Solicitation Agreement dated as of May 26, 2016 (the “Agreement”), pursuant to which the Existing Members formed a “group” (as contemplated by Section 13(d) of the Securities Exchange Act of 1934, as amended) for the purpose of (i) submitting a request to the Secretary of Depomed, Inc. (the “Company”) that the Board of Directors (the “Board”) set a record date for determining shareholders entitled to request a special meeting of shareholders of the Company, (ii) soliciting written requests from the holders of 10% or more of the outstanding shares to call a special meeting of shareholders of the Company, (iii) soliciting proxies at any such special meeting for the purpose of removing the current members of the Board and electing Jeffrey C. Smith, Gavin T. Molinelli, James P. Fogarty, John J. Delucca, Peter A. Lankau, and Mary K. Pendergast (the “Nominees”), or any other person designated by Starboard V&O Fund, as directors of the Company to fill the vacancies, and (iv) taking such other actions as the parties deem advisable to achieve the foregoing; and

WHEREAS, the New Members desire to join the group formed by the Existing Members.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements of the parties herein contained, the parties hereby agree as follows:

1.         Effective immediately, the New Members are joined as parties to the Agreement.

2.         The New Members agree to be bound by the terms of the Agreement, the terms of which are incorporated herein and made a part hereof.

3.         This Joinder may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
By: Starboard Value LP,
       its investment manager

STARBOARD VALUE AND OPPORTUNITY S LLC
By: Starboard Value LP,
       its manager

STARBOARD VALUE AND OPPORTUNITY C LP
By: Starboard Value R LP
       its general partner

STARBOARD VALUE R LP
By: Starboard Value R GP LLC,
       its general partner

STARBOARD VALUE LP
By: Starboard Value GP LLC,
       its general partner
STARBOARD VALUE GP LLC By: Starboard Principal Co LP, its member STARBOARD PRINCIPAL CO LP By: Starboard Principal Co GP LLC, its general partner STARBOARD PRINCIPAL CO GP LLC STARBOARD VALUE R GP LLC

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

/s/ Jeffrey C. Smith
JEFFREY C. SMITH
Individually and as attorney-in-fact for Mark R. Mitchell, Peter A. Feld, Gavin T. Molinelli, James P. Fogarty, John J. Delucca, Peter A. Lankau, and Mary K. Pendergast

/s/ Robert G. Savage
ROBERT G. SAVAGE

/s/ James L. Tyree
JAMES L. TYREE